Exhibit 11

Horace Mann Educators Corporation

Computation of Net Income per Share

For the Three and Six Months Ended June 30, 2004 and 2003

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Basic - assumes no dilution:
Net income for the period	$18,937	$2,083	$40,628	$10,182

Weighted average number of common shares outstanding during the period	42,732	42,707	42,727	42,704

Net income per share – basic	$0.44	$0.05	$0.95	$0.24

Diluted - assumes full dilution:
Net income for the period	$18,937	$2,083	$40,628	$10,182

Weighted average number of common shares outstanding during the period	42,732	42,707	42,727	42,704
Weighted average number of common equivalent shares to reflect the dilutive effect of common stock equivalent securities:
Stock options	58	25	46	13
Common stock units related to Deferred Equity Compensation Plan for Directors	151	139	151	139
Common stock units related to Deferred Compensation Plan for Employees	27	30	27	30

Total common and common equivalent shares adjusted to calculate diluted earnings per share	42,968	42,901	42,951	42,886

Net income per share – diluted	$0.44	$0.05	$0.95	$0.24